Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

B E T W E E N:

THE SKY GUYS LTD.

(the “Corporation”)

-and-

ADAM SAX

(the “Executive”)

WHEREAS the Corporation wishes to employ the Executive and the Executive wishes to be employed by the Corporation.

AND WHEREAS the Corporation and the Executive have agreed that, effective on October 25, 2018, or such other date as the Corporation and the Executive shall mutually agree upon in writing (the “Effective Date”), the Executive will become employed by the Corporation in the position of Chief Executive Officer.

AND WHEREAS the Corporation and the Executive have agreed to formalize the terms and conditions set out herein which will govern the Executive’s employment with the Corporation following the Effective Date, all as set out in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Corporation and the Executive, the parties hereby covenant and agree as follows:

ARTICLE I – DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)	“Affiliate” has the same meaning as given to such word in the Securities Act and, for greater certainty, means in respect of any person, another person that would be considered to be an “affiliate” in respect of such person for the purposes of National Instrument 45-106 - Prospectus and Registration Exemptions.

(b)	“Agreement” means this agreement, including any schedules hereto, as amended, supplemented, or modified in writing by the parties from time to time.

(c)	“Annual Bonus” has the meaning ascribed thereto in Section 4.2 below.

(d)	“Base Salary” has the meaning ascribed thereto in Section 4.1 below.

(e)	“Board” means the board of directors of the Corporation and any reference herein to an action by the Board means any action by or under the authority of the Board or a duly empowered member of the Board or a committee appointed by the Board.

(f)	“Business” means any of the following businesses: (i) unmanned aerial vehicle (UAV) services in Canada; or (ii) any other line of business actively carried on by the Corporation or any of its Affiliates or, to the knowledge of the Executive while employed at the Corporation or as at the Date of Termination, in the active contemplation of the Corporation or any of its Affiliates.

(g)	“Business Relationship” means any person or entity (including actual or potential clients or customers of the Corporation) that the Executive contacted, solicited or serviced for or on behalf of the Corporation or any of its Affiliates or about whom or which the Executive had access to any Confidential Information during his employment with the Corporation.

(h)	“Confidential Information” means information disclosed or accessible to the Executive or acquired by the Executive as a result of his employment with the Corporation and which is not in the public domain or otherwise required to be disclosed by applicable law and includes, but is not limited to, the following: information relating to the Corporation’s or any of its Affiliates’ current, future or proposed products or services or the development of new or improved products or services; the Corporation’s or any of its Affiliates’ marketing strategies, sales or business plans; information (including contact information) relating to the Corporation’s or any of its Affiliates’ past, present or prospective employees, contractors, customers, clients (including any Business Relationship), vendors, or suppliers; technical data, reports, presentation materials, interpretations, forecasts, test results, formulae, projects, research data, personnel data, budgets, financial statements or other records relating to the Corporation or any of its Affiliates; information regarding any Innovation; and any other information received by the Corporation from any third party pursuant to an obligation of confidentiality.

(i)	“Date of Termination” means the date of cessation of the Executive’s employment with the Corporation, regardless of the reason therefor and without regard to any notice of termination, pay in lieu of notice of termination, severance or other damages paid or payable to the Executive, whether pursuant to this Agreement or at law.

(j)	“Effective Date” has the meaning ascribed thereto in the second recital above.

(k)	“ESA” means the Employment Standards Act, 2000 (Ontario) and such other mandatory employment/labour standards legislation as may be applicable to the Executive’s employment with the Corporation.

(l)	“Fiscal Year” means the fiscal year of the Corporation as it may, from time to time, adopt.

(m)	“Innovations” means any of the following: inventions, processes and improvements (whether or not protectable under patent laws); techniques, ideas, concepts and programs; works of authorship and information fixed in any tangible medium, including source code for software (whether or not protectable under copyright laws) and all moral rights therein; mask works or integrated circuit topography; trademarks, trade names, trade dress and trade secrets and know-how (whether or not protectable under trade secret laws); subject matter protectable under patent, copyright, mask work, trademark, trade secret or other similar laws; and any derivative works, improvements, renewals, extensions or continuations relating to any Innovation.

(n)	“Just Cause” means any conduct by the Executive which would constitute just cause for dismissal as recognized by law and which, for greater certainty, shall be deemed to include (i) any wilful act of dishonesty, theft, breach of trust or misappropriation of the Corporation’s property, (ii) any refusal or deliberate failure by the Executive to comply with a lawful directive from the Board, (iii) the finding of fault or imposition of any disciplinary remedy against the Executive by the Ontario Securities Commission or other Canadian or United States security regulatory agency in connection with or as a result of any investigations, proceedings or actions against the Executive by such securities regulatory agency, and (iv) any material breach by the Executive of this Agreement.

(o)	“Non-Competition Period” means the six (6) month period following the Date of Termination.

(p)	“Non-Solicitation Period” means the twelve (12) month period following the Date of Termination.

(q)	“Severance Period” means the period of time following the Date of Termination equal to six (6) months plus one (1) month for each year of completed employment by the Executive with the Corporation following the Effective Date; provided that, the Severance Period will not exceed twelve (12) months.

(r)	“Territory” means (i) all of Canada, and (ii) any city in the world in which the Corporation maintains an office.

1.2	Interpretation

In this Agreement:

(a)	The division into Sections and Articles and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(b)	Unless specified otherwise:

(i)	where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”;

(ii)	the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular Section of this Agreement;

(iii)	any reference to legislation shall mean the legislation in force as at the Effective Date (together with all regulations promulgated thereunder), as amended, re-enacted, consolidated or replaced from time to time and any successor legislation thereto; and

(iv)	words in the singular include the plural and vice-versa and words in the one gender include all genders.

ARTICLE II – TERM

2.1	Indefinite Term

This Agreement shall commence and shall be deemed to be effective as of the Effective Date and the Executive’s employment with the Corporation and this Agreement shall continue for an indefinite term thereafter unless and until terminated in accordance with this Agreement.

ARTICLE III – EMPLOYMENT: POSITION AND DUTIES

3.1	Position

Subject to the terms and conditions set out in this Agreement, the Corporation hereby agrees to continue to employ the Executive, and the Executive hereby agrees to serve the Corporation in the position of Chief Executive Officer, together with such other positions with the Corporation or its Affiliates as may be assigned to the Executive by the Board or by the Corporation which are consistent with Section 3.2 below.

3.2	Duties and Reporting

Reporting to the Board or as the Board may otherwise designate, the Executive shall perform all duties and responsibilities consistent with his position as may be assigned to him by the Corporation through the Board from time to time. The Executive shall perform all duties in accordance with the charter documents and by-laws of the Corporation, the instructions of the Board, and all of the Corporation’s policies and codes of conduct, rules and regulations in effect from time to time. The Board retains full authority to change the Executive’s duties and responsibilities and reporting relationships and to assign new duties and responsibilities to the Executive; provided that, any such changes or assignments shall be reasonably comparable in organizational status and grade to the Executive’s position and, further, will not result in a diminution of the scope of the Executive’s overall duties and responsibilities.

3.3	Full-Time

The Executive shall devote his full working time and attention to the business and affairs of the Corporation and its Affiliates, acting in their best interests at all times throughout his employment. The Executive shall not accept nor hold any position as an officer, director, employee, consultant, or any like position for or on behalf of any other entity that is competitive or related to the Business without the prior written approval of the Board, which approval may be withheld in the Board’s sole discretion. Notwithstanding the foregoing, the Executive shall not be prohibited from serving as an unpaid volunteer, director, officer, advisor or similar position for any charitable or not-for-profit organization, so long as such activities do not constitute a potential conflict of interest and do not materially interfere with the Executive’s duties or responsibilities with the Corporation.

3.4	Directorship

To the extent nominated and approved by the shareholders of the Corporation, the Executive hereby agrees to serve as a member of the Board and, to the extent so directed and appointed by the Corporation, as a member of the board of directors of any Affiliate of the Corporation.

3.5	Fiduciary Duties

The Executive acknowledges and agrees that, by virtue of his position and office, he occupies a position of fiduciary trust and confidence. Therefore, the Executive agrees to serve the Corporation in a manner which is consistent with his fiduciary duties including the highest standards of loyalty, confidentiality, good faith and avoidance of conflicts of duty and self- interest.

3.6	Compliance

The Executive shall abide by all laws applicable to the Corporation in each jurisdiction that it does business including, without limitation, all securities laws governing publicly traded companies. Recognizing the Corporation’s commitment to achieving high standards of openness and accountability, the Executive shall raise with the Board, in a prompt manner, any good faith concerns he has regarding the conduct of the Corporation’s business or compliance with the Corporation’s financial, legal or reporting obligations.

3.7	Executive’s Covenants

The Executive represents and warrants to the Corporation that he is free to enter this Agreement and that he is not subject to any obligation or restriction (statutory, contractual or at common law) which would prevent or interfere with the performance of all of his obligations hereunder. The Executive acknowledges and agrees that this Agreement and his employment with the Corporation are conditional on the Executive having and maintaining the lawful right to work for the Corporation in Canada.

ARTICLE IV – COMPENSATION

4.1	Base Salary

During the Executive’s active employment with the Corporation, the Corporation shall pay the Executive a base salary at the rate of US$165,000 annually (the “Base Salary”), less applicable withholdings and deductions, paid in such instalments and at such times and in the same manner as the Corporation pays its other senior executives. The Base Salary will be reviewed annually, with increases from time to time as determined by the Corporation in its sole discretion.

4.2	Annual Discretionary Incentive Bonus

For each completed Fiscal Year during which the Executive is employed by the Corporation pursuant to this Agreement, the Executive shall be eligible to receive a discretionary cash bonus in an amount up to US$40,000 per fiscal year, and in such manner as determined in the Board’s sole discretion (an “Annual Bonus”). Annual Bonus awards, if any, are contingent on the Executive not having ceased employment with the Corporation for any reason whatsoever during the relevant Fiscal Year, will be earned only upon completion of the relevant Fiscal Year, will be payable after completion of the Corporation’s audited financial statements for such Fiscal Year, and are conditional on the Executive being employed at the time of pay out.

4.3	Vacation

The Executive shall accrue vacation of four (4) weeks per calendar year (prorated for partial years of employment) or such greater amount of vacation as provided for in the Corporation’s policies. The Executive’s vacation may be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties and as agreed upon between the Executive and the Corporation. Accumulated vacation time or pay may not be carried forward except with the prior approval of the Board.

4.4	Reimbursement of Expenses

Upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Corporation from time to time, the Corporation shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business affairs of the Corporation and the performance of his duties hereunder, including for greater certainty, all reasonable travel and accommodation fees to and from the Cayman Islands for Corporation-related matters. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

4.5	No Other Benefits, Etc.

The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement or as otherwise agreed to in writing and signed by the Corporation and the Executive. Unless otherwise specifically provided for herein, all payments, benefits, perquisites, allowances or other entitlements provided or made available to the Executive during his employment hereunder shall cease on the Date of Termination.

4.6	Aggregate Compensation

For greater certainty, the compensation set out in this Agreement (including any payments, benefits or other entitlements which may be owing to the Executive pursuant to Article V below) represent the aggregate of all compensation to which the Executive is entitled from the Corporation or any of its Affiliates, including for any services as an employee, officer or director. In the discretion of the Corporation, payment of such compensation or benefits may be provided to the Executive by the Corporation or by any of its Affiliates; provided that, in any event, the Corporation shall be responsible for any failure of any such Affiliate to pay or provide to the Executive any compensation or benefit set out in this Agreement.

ARTICLE V – TERMINATION OF EMPLOYMENT

5.1	Early Termination

Notwithstanding any other provision in this Agreement, the Executive’s employment shall be subject to termination at any time as follows:

(a)	Death. The Executive’s employment shall automatically terminate upon the death of the Executive. In such event, the Corporation’s obligations and the Executive’s entitlements shall be as set out in Sections 5.2 and 5.3 below.

(b)	Just Cause. The Corporation may terminate this Agreement and the Executive’s employment at any time forthwith for any Just Cause. In such event, the Corporation’s obligations and the Executive’s entitlements shall be as set out in Sections 5.2 and 5.3 below.

(c)	Without Just Cause. The Corporation may terminate the Executive’s employment at any time without Just Cause by providing written notice to the Executive specifying the effective Date of Termination, which date may be forthwith. In such event, the Corporation shall provide and the Executive shall be entitled to receive the payments, benefits and entitlements as set out in Sections 5.2 and 5.4 below.

(d)	Resignation. The Executive may terminate this Agreement and his employment at any time by providing two (2) months’ written notice of resignation to the Corporation specifying the Date of Termination. In such event, the Corporation’s obligations and the Executive’s entitlements shall be as set out in Sections 5.2 and 5.3 below. During the period between the notice of resignation until the Date of Termination, the Corporation may, in its discretion, with respect to any or all of such period, do any of the following (and, notwithstanding anything contained in this Agreement and for greater certainty, none shall constitute a constructive dismissal): remove any duties assigned to the Executive; assign to the Executive other duties; require the Executive to remain away from the Corporation’s place of business; or waive the remaining notice of resignation period and consider the Executive’s notice to be effective immediately or on some date prior to the expiration of the notice of resignation period specified by the Executive. Notwithstanding any waiver by the Corporation of the notice of resignation period, for the period of time remaining until the Date of Termination specified by the Executive, the Executive will continue to be paid the Base Salary and participate in benefits (if applicable), in any event, for no less than the minimum period required by the ESA, but provided that the Executive acts in a manner consistent with his obligations as a fiduciary employee of the Corporation and in compliance with his obligations under this Agreement.

5.2	Consequences of Any Termination of Employment

In the event of the termination of the Executive’s employment hereunder for any reason whatsoever, then the following provisions shall apply:

(a)	The Corporation shall pay to the Executive any Base Salary and vacation pay earned by and remaining payable to the Executive up to the Date of Termination or as otherwise may be required pursuant to the ESA.

(b)	The Executive will be provided with any benefits, perquisites and allowances to which the Executive is entitled pursuant to the applicable plans and policies up to the Date of Termination or as otherwise may be required pursuant to the ESA.

(c)	Unless otherwise specifically set out herein or in any plan or other agreement, the Executive’s participation in all bonus or incentive plans (including the Annual Bonus) and any long term incentive plan or other equity participation plans terminates immediately on the Date of Termination and, further, the Executive’s entitlements (including with respect to vesting and exercise) with respect to any long term incentive compensation will be in accordance with the such applicable plans and policies as may be adopted by the Board, together with such relevant grant or other agreements entered into with the Executive.

5.3	Termination by Reason of Death, Just Cause or Resignation

If the Executive’s employment is terminated pursuant to any of Sections 5.1(a), 5.1(b) or 5.1(d) herein, then the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, or any damages whatsoever. All benefits, perquisites, allowances and other entitlements shall cease on the Date of Termination (except for any entitlement pursuant to any health and welfare or insurance benefit which may be payable in accordance with the applicable plans or policies as of the Date of Termination). In any event, the Executive shall not be entitled to any Annual Bonus or any additional bonus or incentive, pro rata or otherwise, for the Fiscal Year in which the Date of Termination occurs.

5.4	Termination Without Just Cause

If the Executive’s employment is terminated by the Corporation without Just Cause pursuant to Section 5.1(c) herein, then the following provisions shall apply:

(a)	The Executive shall be eligible for an Annual Bonus pro rata for the period up to the Date of Termination, such bonus to be determined by the Board in its sole discretion but also having regard to performance of the Corporation and the Executive up to such date and to payments made to other executives of the Corporation, such Annual Bonus (if any) being made at the same time generally as annual bonuses are paid to other senior executives of the Corporation.

(b)	As severance, the Corporation shall continue to pay the Executive’s Base Salary for a period equal to (6) months following the Date of Termination, plus one (1) additional month per year of the Executive’s completed employment with the Corporation, up to a maximum of twelve (12) months in the aggregate. The foregoing severance shall commence on the first payroll date after the Date of Termination (or, if later, on the first payroll following delivery by the Executive to the Corporation of a signed release as required by Section 5.6 below), shall be payable by way of salary continuation over the course of the Severance Period, and end once the severance outlined in this 5.4(b) has been fully paid.

(c)	Except for all short term and long term disability insurance or any other benefits or entitlements which cannot be continued by the applicable plans or policies (all of which shall cease immediately effective on the Date of Termination or on the earliest date thereafter as may be required by the minimum provisions of the ESA), the Corporation shall continue all of the benefits in which the Executive was participating as at the Date of Termination (if applicable) for the Severance Period to the extent that the Corporation may do so legally and in compliance with the relevant plans and policies in existence from time to time; provided that, if the Corporation cannot continue any particular benefit (if applicable) pursuant to the terms of the relevant plan or policy, then the Corporation’s obligations shall be limited to the minimum requirements of the ESA.

(d)	The Executive shall not be required to mitigate damages by seeking other employment or otherwise. No amount provided in this Agreement shall be reduced in any respect in the event that the Executive secures or does not reasonably pursue alternative employment following the termination of the Executive’s employment with the Corporation; provided that, to the extent that the Executive substantially replaces any benefit(s) (if applicable) following the Date of Termination, the Executive shall advise the Corporation forthwith and the Corporation shall no longer be required to continue any benefit(s) (if applicable) which has been so replaced by the Executive.

(e)	Save and except for such minimum payments and benefits as may be required by the ESA, the payments and benefits described in this Section 5.4 are conditional on:

(i)	the Executive having signed and delivered to the Corporation a release as required in Section 5.6 herein; and

(ii)	the Executive having abided by all of the obligations described in this Agreement as continuing following the Date of Termination.

5.5	Minimum Standards

To the extent that the minimum standards of the ESA require any notice of termination, termination pay, severance pay or continuation of any benefits, perquisites, allowances or entitlements greater than that provided for in this Agreement, then such minimum standards shall be deemed to be incorporated into this Agreement and shall prevail to the extent greater.

5.6	Release

The parties agree that the provisions of this Article V are fair and reasonable and, in particular, that the payments, benefits and entitlements referred to in Section 5.4 above are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of this Agreement and of his employment with the Corporation. Except as otherwise provided in this Article V, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, damages, or any additional compensation whatsoever arising out of or in connection with his termination of employment; the Executive acknowledges and agrees that the payments and benefits provided pursuant to this Article V above are in full satisfaction of his entitlements upon termination of employment and, further, are inclusive of any termination pay and severance pay required by the ESA. As a condition precedent to any payment or continuation of benefits pursuant to Section 5.4 above (but except for the Corporation’s obligations pursuant to the minimum provisions of the ESA), the Executive agrees to deliver a full and final release from all actions or claims in connection therewith in favour of the Corporation, its Affiliates, and all of their respective officers, directors, trustees, shareholders, employees, attorneys, insurers and agents, such release to be in a form satisfactory to the Corporation.

5.7	Resignation as Director and Officer

The Executive covenants and agrees that, upon any termination of his employment, howsoever caused, he shall forthwith tender his resignation from all offices, directorships and trusteeships then held by the Executive at the Corporation or any of its Affiliates, such resignation to be effective upon the Date of Termination. If the Executive fails to resign as set out above, the Executive will be deemed to have resigned from all such offices, directorships and trusteeships and the Corporation is hereby authorized by the Executive to appoint any person in the Executive’s name and on the Executive’s behalf to sign any documents or do anything necessary or required to give effect to such resignation.

5.8	Return of Property

All equipment, keys, pass cards, credit cards, software, material, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Corporation used or produced by the Executive in connection with his employment, or in his possession or under his control, shall at all times remain the property of the Corporation. The Executive shall return all property of the Corporation in his possession or under his control in good condition forthwith upon any request by the Corporation or upon any of the termination of this Agreement and of the Executive’s employment (regardless of the reason for such termination).

ARTICLE VI – CONFIDENTIALITY AND OTHER PROTECTIONS

6.1	Protection of Confidential Information

While employed by the Corporation and following the termination of this Agreement or of the Executive’s employment (regardless of the reason for any termination), the Executive shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein. The Executive agrees and acknowledges that the Confidential Information of the Corporation or of its Affiliates is the exclusive property of the Corporation and its Affiliates to be used exclusively by the Executive to perform the Executive’s duties and fulfil his obligations to the Corporation and its Affiliates and not for any other reason or purpose. Therefore, the Executive agrees to hold all such Confidential Information in trust for the Corporation and the Executive further confirms and acknowledges his fiduciary duty to use his best efforts to protect the Confidential Information, not to misuse such information, and to protect the Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. The Executive agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Executive hereby agrees to give notice immediately to the Corporation of any unauthorized use or disclosure of Confidential Information of which he becomes aware. The Executive further agrees to assist the Corporation in remedying any such unauthorized use or disclosure of Confidential Information. In the event that the Executive is requested or required to disclose to third parties any Confidential Information, the Executive will, prior to disclosing such Confidential Information, provide the Corporation with prompt notice of such request(s) or requirement(s) so that the Corporation may seek appropriate legal protection or waive compliance with the provisions of this Agreement. The Executive will not oppose action by, and will cooperate with the Corporation to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

6.2	Corporate Opportunities

Any business opportunities related in any way to the business and affairs of the Corporation or any of its Affiliates which become known to the Executive during his employment hereunder shall be fully disclosed and made available to the Corporation and shall not be appropriated by Executive under any circumstance without the prior written consent of the Corporation.

6.3	Trading

During the Executives’ employment and continuing after the Date of Termination, the Executive shall comply with all prohibitions prescribed by law or by the Corporation’s applicable policies against “insider trading” with respect to the securities of the Corporation having regard to any material fact or material change with respect to the Corporation of which the Executive has knowledge and that has not been generally disclosed.

6.4	Mutual Non-Disparagement

(a)	While employed by the Corporation and following the termination of this Agreement or of the Executive’s employment (regardless of the reason for any termination), the Executive will not make or encourage others to make any statement or communication that is intended to or that may reasonably be expected to become public that criticizes, disparages or is otherwise derogatory of the Corporation or any of its Affiliates or any of their present or former employees, officers, directors or shareholders; provided that, the foregoing shall not apply to compliance by the Executive with legal process or subpoena, statements by the Executive in response to an enquiry from a court or regulatory body, statements by the Executive made in direct rebuttal of public statements about the Executive, or statements made by the Executive in response to an enquiry from the Board.

(b)	The Corporation will not make or encourage others to make any statement or communication that is intended to or that may reasonably be expected to become public that criticizes, disparages or is otherwise derogatory of the Executive; provided that, the foregoing shall not apply to compliance with legal process or subpoena, statements in response to an enquiry from a court or regulatory body, statements made in direct rebuttal of public statements about the Corporation or its Affiliates, statements made in response to an enquiry from the Board, statements made internally within the Corporation or any of its Affiliates (including, without limitation, any assessment with respect to the Executive’s job performance), or statements made by individuals not authorized to speak on behalf of the Corporation.

ARTICLE VII – PROPRIETARY RIGHTS

7.1	Innovations

The Executive understands, acknowledges, and agrees that all Innovations which the Executive, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes in the course of or in connection with the Executive’s employment with the Corporation or any of its Affiliates shall belong solely to the Corporation and all such Innovations which constitute works of authorship shall be “works made in the course of employment” pursuant to the Copyright Act (Canada) and “works made for hire” pursuant to the Copyright Act (U.S.A.). The Executive shall promptly disclose to the Corporation in writing any and all Innovations, conceived, reduced to practice, created, derived, developed or made in the course of or otherwise in connection with the Executive’s employment with the Corporation or any of its Affiliates, whether alone or with others, and whether during regular working hours or through the use of facilities and properties of the Corporation or otherwise which may in any way relate to the Business.

7.2	Assignment of Innovations

The Executive hereby assigns and agrees to assign to the Corporation or such other party as the Corporation may designate all of the Executive’s right, title, and interest (including patent rights and copyrights) in and to all Innovations and all related patents, patent applications, copyright and copyright applications, and does hereby waive all moral rights, if any, that the Executive may have therein in favour of the Corporation or such other party as the Corporation may designate and, at the Corporation’s request, the Executive agrees to provide whatever assistance the Corporation (or such other party, as the case may be) may require to register, record, perfect, or otherwise secure the Corporation’s (or such other party’s, as the case may be) rights in the Innovations. The Executive hereby irrevocably appoints and designates the Corporation and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in the Executive’s behalf and instead of the Executive, to execute such documents and to take such actions as the Corporation believes are necessary to effect the foregoing assignment.

ARTICLE VIII – RESTRICTIVE COVENANTS

8.1	Non-Competition

The Executive covenants that he will not, at any time while the Executive is employed by or is a director or officer of the Corporation nor at any time during the Non-Competition Period, directly or indirectly, anywhere in the Territory, either individually or jointly with any other person or entity:

(a)	become engaged as an employee, consultant, independent contractor, partner, principal, agent or advisor in any business which carries on any Business; or

(b)	carry on or provide services in any capacity to or have any financial interest in any business which carries on any Business.

For greater certainty, the restrictions contained in this Agreement shall apply in the event of any termination of the Executive’s employment with the Corporation, regardless of who initiated the termination and regardless of the reasons therefor (and specifically including any termination of the Executive’s employment with Just Cause).

8.2	Non-Solicitation and Non-Negotiation

The Executive covenants that he will not, at any time while the Executive is employed by or is a director or officer of the Corporation (except on behalf of and for the benefit of the Corporation) nor at any time during the Non-Solicitation Period, in any capacity, directly or indirectly, either individually or jointly with any other person or entity:

(a)	solicit or divert away from the Corporation or any of its Affiliates or employ or engage (as an employee, independent contractor or otherwise) any person who is employed or engaged by the Corporation or any of its Affiliates as at the Date of Termination or who was employed or engaged by the Corporation or any of its Affiliates within the twelve (12) month period preceding the Date of Termination; or

(b)	solicit, interfere with, induce or divert away from the Corporation or any of its Affiliates the business or patronage of any Business Relationship or any of the clients, customers or accounts of the Corporation or any of its Affiliates or anyone who was a Business Relationship, client, customer or account of the Corporation of any of its Affiliates during the twelve (12) month period immediately preceding the Date of Termination;

(c)	for the purpose or benefit of any Business, accept any business or patronage from, render any service to, or contract with anyone who was a Business Relationship, client or a customer of the Corporation or any of its Affiliates during the twelve (12) month period immediately preceding the Date of Termination;

(d)	participate in or advise any person or entity in any negotiation between such person or entity and the Corporation or any of its Affiliates; or

(e)	attempt to do any of the foregoing.

For greater certainty, the restrictions contained in this Section 8.2 shall apply in the event of any termination of the Executive’s employment with the Corporation, regardless of who initiated the termination and regardless of the reasons therefor (and specifically including any termination of the Executive’s employment whether with or without Just Cause).

8.3	Fiduciary Duty

The covenants set out in Article VI, Article VII, Article VIII and Article IX hereof shall not affect nor diminish the Executive’s fiduciary obligations to the Corporation.

ARTICLE IX– REMEDIES

9.1	Remedy

The restrictions in Articles VI, VII and VIII hereof are independent from and do not detract from any other agreements or obligations by the Executive owed to the Corporation or its Affiliates in connection with confidentiality, proprietary rights, non-competition and non- solicitation. Further, the Executive acknowledges and agrees that he is employed in a fiduciary capacity, with obligations of trust and loyalty owed by him to the Corporation and its Affiliates. Accordingly, the Executive agrees the restrictions in Articles VI, VII and VIII hereof are reasonable in the circumstances of the Executive’s employment and that the business and affairs of the Corporation and its Affiliates cannot be properly protected from the adverse consequences of the actions of the Executive other than by the restrictions set forth in this Agreement. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Corporation or any of its Affiliates but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

9.2	Injunctions, Etc.

The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in any of Articles VI, VII or VIII hereof by the Executive, the Corporation’s and its Affiliates’ remedy in the form of monetary damages will be inadequate. Therefore, the Corporation and its Affiliates shall be and are hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply to a court of competent jurisdiction for interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach. Without limiting any of the foregoing, with the exception of such minimum payments and benefits that may be owing to the Executive pursuant to the ESA, in the event of any breach by the Executive of the Articles referred to in the first sentence of this Section 9.2, then: (a) the Corporation may cease providing to the Executive any of the outstanding payments or continuation of benefits as set out in Sections 5.4(a), 5.4(b) or 5.4(c) above and, further, the Corporation shall be entitled to repayment of all amounts previously paid to the Executive in connection therewith; and (b) the Executive’s participation in any long term incentive plan or other employee plans terminates immediately without any further vesting or exercise rights with respect to any long term incentive compensation.

9.3	Survival

Each and every provision of Articles I, VI, VII, VIII, IX and X hereof shall survive the termination of this Agreement or the Executive’s employment hereunder (regardless of the reason for such termination).

ARTICLE X – GENERAL CONTRACT TERMS

10.1	Recitals

The Corporation and the Executive represent and warrant to each other that the Recitals set out above are true.

10.2	Withholding

All amounts paid or payable and all benefits, perquisites, allowances or entitlements provided to the Executive under this Agreement are subject to applicable taxes and withholdings. Accordingly, the Corporation shall be entitled to deduct and withhold from any amount payable to the Executive hereunder such sums that the Corporation is required to withhold pursuant to any federal, provincial, state, local or foreign withholding or other applicable taxes or levies. Notwithstanding the foregoing, the Executive acknowledges and agrees that he is solely responsible for all tax liability arising from his receipt of any payments, benefits, perquisites, allowances or entitlements as set out in this Agreement.

10.3	Rights and Waivers

All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have.

10.4	Waiver

Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

10.5	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.6	Notices

Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

to the Corporation at:

The Sky Guys Ltd.

574 Chartwell Road

Oakville, Ontario,

L6J 4A5

to the Executive at the last address in the Corporation’s records,

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

10.7	Time of Essence

Time shall be of the essence of this Agreement in all respects.

10.8	Successors and Assigns

(a)	This Agreement shall inure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns.

(b)	The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Agreement without the prior consent of the Corporation, which may be arbitrarily withheld.

(c)	The Corporation shall have the right to assign this Agreement to any of its Affiliates or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation; provided that, the Corporation must first require that such assignee expressly assume and agree to perform this Agreement. On and after such assignment, all references to the “Corporation” hereunder shall include its successor. The Executive shall not be entitled to any payment or other consideration or to any advance notice of any such assignment and, by his signature hereto, the Executive expressly consents to such assignment.

10.9	Amendment

No amendment of this Agreement will be effective unless made in writing and signed by the parties.

10.10	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

10.11	Governing Law

Unless otherwise indicated, legislation referred to in this Agreement is Ontario legislation. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

10.12	Independent Legal Advice

The parties acknowledge that prior to executing this Agreement they have each had the opportunity to obtain independent legal advice and that they fully understand the nature of this Agreement and that they are entering into this Agreement voluntarily.

10.13	Counterparts

This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the Effective Date first written above.

IN WITNESS WHEREOF this Agreement has been signed by the parties hereto under seal this 25 day of October, 2018.

SIGNED, SEALED and DELIVERED	THE SKY GUYS LTD.
in the presence of

	Per:	/s/
Name:
Title:

I have the authority to bind the Corporation

/s/ Adam Sax
ADAM SAX